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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 29549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




       Date of Report (Date of earliest event reported): December 3, 2002


                      J.L. FRENCH AUTOMOTIVE CASTINGS, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                     333-84903                  13-3983670
(State or other jurisdiction    (Commission File Number)        (IRS Employer
      of incorporation                                       Identification No.)



                                 4508 IDS CENTER
                              MINNEAPOLIS, MN 55402
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (612) 332-2335



                                       N/A
         (Former name or former address, if changed since last report.)



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ITEM 5.  Other Events

         J.L. French Automotive Castings, Inc. (the "Registrant"), did not make the interest payment due on December 1, 2002 under its 11.5% senior subordinated notes due 2009. The Registrant is currently seeking $185 million in new financing through two different credit facilities. The proceeds from the financing will be used to repay existing bank indebtedness, including all scheduled principal amortization through 2006, and provide additional liquidity. In connection with such refinancing, the Registrant has amended its senior credit facility to, among other things, make adjustments to the financial covenants contained therein. It is the Registrant's intention to make the interest payment once the new financing facility is in place. Such non-payment of interest does not become an event of default under the indenture governing the senior subordinated notes unless it remains unpaid for a period of 30 days.

         The terms of the new financing are still being finalized. As a result, no assurance can be made that it will be in place by December 31, 2002. The failure of the Registrant to make the interest payment before the expiration of the 30-day grace period would constitute an event of default under the indenture governing the senior subordinated notes, which could result in the maturity of substantially all of its long-term indebtedness becoming currently due.


                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 3, 2002             J.L. FRENCH AUTOMOTIVE CASTINGS, INC.


                                    By /s/ Mark S. Burgess
                                       -----------------------------------------
                                    Name:  Mark S. Burgess
                                    Title: Vice President
                                           Chief Financial Officer